EXHIBIT 10.4

ROYALTY AGREEMENT

          This Agreement made as of the 12th day of February, 2002 between McKENZIE BAY INTERNATIONAL, LTD., a Delaware corporation, with administrative offices at 3362 Moraine Drive, Brighton, Michigan USA 48114 (hereafter "MKBY"), and LAURENT MONDOU, whose address is 451 Le Royer Street, St. Lambert, Quebec, J4R 1M7 CANADA J4R 1M7 (hereinafter "Mondou").

W I T N E S S E T H:

          WHEREAS, Mondou is an employee of Experts Conseils Dermond Inc. ("Dermond") and as such employee has contributed substantially to the technology which has developed the Dermond Wind Generator System, and

          WHEREAS, Dermond has now become a wholly-owned subsidiary of MKBY, and

          WHEREAS, the parties have agreed that Mondou will receive a royalty upon the sale or lease of a Dermond Wind Generator System,

          NOW, THEREFORE, it is agreed by and between the parties as follows:

          1.          MKBY shall pay to Mondou a royalty of 1.25% of all net receipts received by MKBY or any wholly-owned subsidiary of MKBY from all sales of the Dermond Wind Generator utilizing the technology developed by Dermond. "Net receipts" as used in this agreement means the gross receipts less any discounts and allowances to customers, excise and sales taxes and the cost of transportation.

          2.          In the event that the Dermond Wind Generator is leased to the ultimate customer rather than sold, then and in that event, Mondou shall receive a royalty equal to 1.25% of the net lease payment received by MKBY or a subsidiary of MKBY, as the case may be. "Net lease payment" for the purpose of this agreement shall mean the gross lease payment less any sales or excise tax. In the event of the resale or re-lease of the same wind generator, Mondou shall receive the royalty outlined in paragraph 1 above upon such resale or the commission outlined in this paragraph upon the re-lease of said unit.

          3.          In the event a Dermond Wind Generator System is leased to an ultimate customer rather than sold through an outright sale, Mondou may elect to receive the royalty in a lump sum upon execution of the lease agreement and payment of the first lease payment rather than receiving the royalty over the life of the lease agreement. Such election may be made by Mondou by written notification to MKBY or the subsidiary which has made the sale of the Dermond Wind Generator. Such election must be made by Mondou within 30 days of the execution of the lease agreement. Said lump sum royalty shall be an amount equal to 1.25% of the present value of the lease agreement computed using the prime rate reported by the Wall Street Journal as of the date of execution of the lease agreement. The lump sum royalty payment shall not be payable in the event of the resale or re-lease of the same wind generator after repossession by MKBY upon default of the ultimate customer.

          4.          All payments to Mondou shall be in Canadian dollars converted if applicable as of the date payment is received by MKBY or its subsidiary.

          5.          Said royalties shall be paid to Mondou on all Dermond Wind Generators sold or leased during the 10-year period commencing with the first sales or lease transaction of a Dermond Wind Generator. MKBY or its subsidiary, as the case may be, shall give notice to Mondou within 10 days of the completion of any sale or execution of a lease agreement for any system which includes a Dermond Wind Generator. In addition, MKBY shall keep and shall cause its subsidiaries to keep full and correct records in respect of all Dermond Wind Generators which it shall sell or lease and shall prepare quarterly statements from these records and shall provide the same to Mondou reporting how many complete Dermond Wind Generators were sold or put into use as a part of a lease arrangement during the preceding calendar quarter and setting forth the calculation of the royalty payments payable to Mondou. These reports shall be submitted to Mondou along with a check in payment of all royalty payments shown as being payable to Mondou in said report within 30 days of the termination of each calendar quarter.

          6.          In order to provide an economical and speedy resolution to any possible dispute between the parties, the parties agree to submit any such dispute to binding arbitration by the American Arbitration Association of Southeast Michigan, United States of America, pursuant to the Commercial Arbitration Rules of the American Arbitration Association modified as follows:

A.	There shall be one arbitrator selected in accordance with the AAA rules.

B.	All costs and expenses of arbitration shall be borne by the losing party.

C.	The arbitrator shall permit discovery in the form of written interrogatories and depositions which discovery shall be completed within 60 days from submission of the answer to the arbitration claim.

D.	The decision of the arbitrator shall be in writing and set forth written findings of fact and conclusions of law upon which the decision is based.

E.	The decision of the arbitrator shall be final and binding with respect to matters of fact and shall be appealable only with respect to conclusions of law.

F.	Judgment on the arbitration award may be entered in any court of competent jurisdiction as provided by law.

          7.          This agreement shall be construed in accordance with and governed by the laws of the State of Michigan USA.

          8.          The parties hereby acknowledge that they have requested that this agreement and all related documents be drawn up in the English language. Les parties aux présentes reconnaissent qu'elles ont exigé que la présente convention et tous les documents qui s'y rattachent soient rédigés en anglais.

McKENZIE BAY INTERNATIONAL, LTD.

per:	/s/ Gary L. Westerholm
Gary L. Westerholm, President

/s/ Laurent Mondou LAURENT MONDOU

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